Exhibit 10.3

ENDO, INC.

STOCK AWARD NOTICE

UNDER THE 2024 STOCK INCENTIVE PLAN

(DIRECTOR FORM)

This Stock Award Notice (this “Award Notice”) is being provided to the participant (the “Participant”) by Endo, Inc. (the “Company”) as of the date of grant set forth below (the “Date of Grant”). Capitalized terms not defined herein shall have the meanings ascribed to them in the version of the Endo, Inc. 2024 Stock Incentive Plan as in effect on the Date of Grant (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Participant:	[ ]

Number of Stock Awards:	[ ]

Date of Grant:	[ ]

Vesting Dates:	[ ]

Note, Sections 1 through 24 of this Award Notice reflect general terms and, as applicable, are modified by Section 25 with respect to the laws of any country or jurisdiction where the Participant’s awards are granted.

1. Grant of Stock Awards. The Company hereby grants to the Participant the total number of restricted stock units set forth above (the “Stock Awards”), subject to all of the terms and conditions of this Award Notice and the Plan.

2. Form of Payment and Vesting.

(a) The Stock Awards granted hereunder shall vest on the vesting dates set forth above, subject to the Participant’s continued service with the Board of Directors on the applicable vesting date (except as set forth in Section 4 or 5 of this Award Notice or any other individual agreement with the Participant). Unless otherwise provided in an individual agreement with the Participant, or in Section 4 of this Award Notice, if the Participant has a termination of service (including in the event that the Participant Retires), the Stock Awards that are unvested as of the date of such termination shall be forfeited.

(b) The Participant shall be entitled to receive one share of Company Stock in respect of each vested Stock Award as soon as practicable following the applicable vesting date, but no later than the later to occur of (i) the end of the calendar year in which the applicable vesting date occurs and (ii) the fifteenth day of the third calendar month following the applicable vesting date (unless modified by an election made by the Participant under any deferral plan established by the Company from time to time).

3. Restrictions. The Stock Awards granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture until any requirements or restrictions contained in this Award Notice or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

4. Termination of Service.

(a) Termination of Service on Account of Death or Disability. Upon termination of the Participant’s service with the Company and its Subsidiaries on account of (i) death or (ii) Disability that also constitutes a “disability” within the meaning of Section 409A, in each case, the Stock Awards that are unvested as of the date of such termination shall be forfeited on such termination date, except that, if the Participant’s termination occurs on any date other than a vesting date, the portion of Participant’s then-unvested Stock Awards that would have otherwise vested on the first vesting date after the Participant’s termination shall immediately vest.

(b) Termination of Service on Account of Not Standing for Re-Election at an Annual Meeting of Shareholders. If the Participant continues to provide service with the Board of Directors through the annual shareholders meeting of any year following the Date of Grant but chooses not to stand for re-election at such meeting, then: (i) any of the Participant’s unvested Stock Awards as of the date of such meeting that would have otherwise vested during the year of such meeting shall continue to vest in accordance with the original vesting schedule set forth in Section 2 of this Award Notice and (ii) any of the Participant’s unvested Stock Awards as of the date of such meeting that would have otherwise vested after the year of such meeting shall be forfeited.

5. Change in Control. In the event of a Change in Control, all of the Participant’s unvested Stock Awards shall immediately vest.

6. No Shareholder Rights Prior to Delivery. The Participant shall not have any rights of a shareholder (including the right to distributions or dividends) with respect to the Stock Award until shares of Company Stock are delivered pursuant to the terms of this Award Notice.

7. Stock Award Notice Subject to Plan. This Award Notice is made pursuant to all of the provisions of the Plan, which is incorporated herein by reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Notice and the provisions of the Plan, the provisions of the Plan shall govern, except as expressly provided herein or therein.

8. No Rights to Continuation of Service. Nothing in the Plan or this Award Notice shall confer upon the Participant any right to continued service with the Board of Directors or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s service at any time for any reason whatsoever, with or without Cause.

9. Tax Withholding. The Company shall, to the extent required by applicable law, have the right to deduct from any payment otherwise due to the Participant any tax, social security, or similar obligations to be withheld with respect to the Stock Award. The Participant otherwise acknowledges and agrees that it is the Participant’s sole responsibility, and not the Company’s, to satisfy any tax, social security and similar obligations relating to the grant, vesting, or settlement of the Stock Award pursuant to this Award Notice, and that the Company has not made any warranties or representations to the Participant with respect thereto. The Participant is advised to consult with the Participant’s own tax advisor with respect to the tax consequences of this Award Notice.

10. Section 409A Compliance. The Stock Award is intended to comply with Section 409A to the extent subject thereto and shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan or this Award Notice to the contrary, no payment or distribution under this Award Notice that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Participant’s termination of service with the Company and its Subsidiaries will be made to the Participant until the Participant’s termination of service constitutes a “separation from service” (as defined in Section 409A). For purposes of this Award Notice, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. If the Participant is a “specified employee” (as defined in Section 409A), then to the extent necessary to avoid the imposition of taxes under Section 409A, such Participant shall not be entitled to any payments upon a termination of his or her service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” and (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 10 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award Notice will be paid in accordance with the normal payment dates specified for them herein.

11. Governing Law. This Award Notice shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

12. Binding on Successors. The terms of this Award Notice shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

13. No Assignment. Notwithstanding anything to the contrary in this Award Notice, neither this Award Notice nor any rights granted herein shall be assignable by the Participant.

14. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Notice, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Irish law.

15. Entire Stock Award Notice. This Award Notice and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

16. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

17. Counterparts. This Award Notice may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

18. Notices. All notices and other communications under this Award Notice shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to Company:

Endo, Inc.

1400 Atwater Drive

Malvern, PA 19355

Attention: Treasurer

If to the Participant:

At the address on file with the Company.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

19. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

20. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Notice. The Participant has read and understands the terms and provisions thereof, and accepts the Stock Awards subject to all the terms and conditions of the Plan and this Award Notice.

21. No Compensation for Loss of Rights. The Participant hereby acknowledges that under no circumstances will s/he, on ceasing to be an employee or director of the Company and its Subsidiaries, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that s/he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

22. Severability. All the terms and provisions of this Award Notice are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Award Notice, and the enforceability, legality and validity of the remainder of this Award Notice will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.

23. Data Protection. The Participant hereby acknowledges and consents to the Company and any Subsidiary sharing and exchanging his/her information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and service and sensitive personal data, e.g. data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and providing the Company and/or the Subsidiary’s agents and/or third parties with the Information for the administration and operation of the Plan and the Participant further accepts that this may involve the Information being sent to a country outside the country in which the Participant provides services including to a country which may not have the same level of data protection laws as his/her home country. The Participant acknowledges that s/he has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting his/her local human resources representative. The Participant acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.

24. Compensation Clawback, Recoupment and/or Recovery Policies. The Participant hereby acknowledges and agrees that the Participant shall be subject to and shall adhere to any compensation clawback, recoupment and/or recovery policies of the Company and/or any of its Subsidiaries applicable to similarly situated Participants, which shall apply, as applicable, to the Stock Award granted hereunder.

25. Additional Matters. This Award Notice is intended to comply with the applicable laws of any country or jurisdiction where the Stock Awards are granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. The following provision applies to Participants providing services in the country noted:

Canada:

Notwithstanding anything to the contrary in the Plan, Section 8(d) of the Plan shall not apply if prohibited by law or results in the imposition of additional taxes or penalties.

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